UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K
                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): March 21, 2000

                                   ENZON, INC.
             (Exact name of registrant as specified in its charter)


Delaware                                0-12957            22-2372868
(State or other jurisdiction        (Commission File      (IRS Employer
of incorporation)                       Number)         Identification No.)



20 Kingsbridge Road            Piscataway, New Jersey                      08854
(Address of principal executive offices)                              (Zip Code)



Registrant's telephone number, including area code (732) 980-4500


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Item 5.  Other Events.

     Enzon, Inc., announced that it has priced its public offering of 2 million newly issued shares of common stock at $44.50 per share. Enzon has granted the underwriters an option to purchase an additional 300,000 shares of common stock to cover over-allotments, if any. The net proceeds to Enzon are expected to be approximately $83.1 million, after deducting underwriters' discounts and commissions and offering expenses ($95.7 million if the underwriters exercise their over-allotment option in full). The managing underwriters for the offering are Morgan Stanley Dean Witter, CIBC World Markets and SG Cowen Securities Corporation.

     A registration statement relating to these securities was filed with and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

     A copy of the Prospectus relating to the offering may be obtained from Morgan Stanley Dean Witter, Attn: Prospectus Department, 1585 Broadway, New York, New York, 10036-8293, when available. The registration statement can also be viewed on the Internet at http://www.sec.gov.


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


SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:   March 21, 2000

                                                 ENZON, INC.
                                                 -----------
                                                 (Registrant)


                                             By:  /s/ Kenneth J. Zuerblis
                                                  -----------------------
                                             Kenneth J. Zuerblis
                                             Vice President, Finance
                                             and Chief Financial Officer




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